Exhibit 99.1

Conference Call Transcript LTRX - Q4 2006 Lantronix, Inc. Earnings Conference Call Event Date/Time: Sep. 07. 2006 / 10:00AM ET

CORPORATE PARTICIPANTS

Ingrid Shieh
Lantronix, Inc. - Investor Relations

Marc Nussbaum
Lantronix, Inc. - President and CEO

Jim Kerrigan
Lantronix, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Dave Soetebier
JM Dutton - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. I'd like to turn the presentation over to Ms. Ingrid Shieh of Investor Relations.

Ingrid Shieh - Lantronix, Inc. - Investor Relations

Good morning, everyone, and welcome to today's conference call. Before we begin I would like to highlight that an archived Webcast of this call will be available on the Company's Website, at www.Lantronix.com, and an audio playback will be available through September 21st. The number to call is 888-286-8010, or 617-801-6888 for international callers, with passcode 75435096.

Please be reminded that during the course of this conference call, management will be making forward-looking statements in their prepared remarks, and in response to your questions concerning, among other matters, the future adoption of device networking M2M products, potential top and bottom-line growth, expanded sales, marketing and R&D activities in fiscal year 2007, the introduction of new products, continuing emphasis on unit growth in the device networking category, the launch of new business lines, as well as expected R&D investments in fiscal 2007. These forward-looking statements are based on Lantronix's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially as a result of several factors. For a more detailed discussion of these and other risks and uncertainties, see the Company's recent SEC filings, including its Form 10-Q for the fiscal quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements among, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

I would now like to introduce members of the Lantronix management team -- Marc Nussbaum, Chief Executive Officer, and Jim Kerrigan, Chief Financial Officer. We will begin the call with an overview of Lantronix financial and operating results, followed by a Q&A session. Marc will now start the call.

Marc Nussbaum - Lantronix, Inc. - President and CEO

Thank you, Ingrid, and good morning, everyone. We are holding this conference call from New York rather than California this quarter, as Jim and I are in town for the Roth Capital Partners and Kaufman Brothers investor conferences. For this reason our senior executives are not on the call with us this morning.

I will begin with a brief review of results, framed in the context of the overall Machine-to-Machine, or M2M market, and Jim will follow with a detailed discussion of our financial results. I will then discuss our products and initiatives to accelerate growth and further strengthen our leadership position in the market. I will conclude today's commons with our outlook for fiscal 2007.

Wired device networking products, led by the XPort family, began to scale in fiscal 2006, and our new wireless products introduced in fiscal 2005 enjoyed their initial but modest ramp.

During fiscal Q4, the business set several new records, including the highest quarterly revenue in four years, the sixth consecutive quarter of year-over-year revenue growth, the fifth consecutive quarter of improved cash balances, the second consecutive quarter of profitability, and the highest revenue quarter for device networking in the Company's history, with 21% growth year over year contributing 69% of sales in the period.

For the full fiscal year ended June 30, 2006, net revenues for the Company were up 7%. While fiscal year 2006 delivered the highest annual revenue in the four years since our turnaround began in 2002, we are a long way from being satisfied with this result. Our performance in device networking accelerated as expected, and performance close to the original targets we established at the start of the year. On the other hand, our IT management products significantly missed the goals we established going into the fiscal year.

Indications are that the broad market for Machine-to-Machine, or M2M, device networking expanded nicely, reaching 22 million units in calendar year 2005. We estimate that only 3.3 devices of -- 3.3 of the devices that could benefit from M2M technology are currently being network enabled, compared to the estimate of 2.5% adoption in calendar 2004.

This past year, Lantronix continued to successfully execute and lead in the M2M categories we serve. Our device networking business contributed [59]% of total revenues and grew 18%. This is twice the 9% growth rate we delivered in the prior year.

Device networking unit shipments grew 50% in fiscal 2006, indicating significant acceleration compared to 38% unit growth in fiscal 2005. This also demonstrates our success in driving demand and your company's increasing level of importance in the M2M industry.

In the IT management category, our product revenues declined during the first half of fiscal 2006 and then stabilized to slightly up in the second half of the year. We believe this performance was due to a general softness in the market for these products, compounded by the aging of our terminal server designs, and in some cases our competition having a superior product offering.

We have since significantly improved our product set, as demonstrated by successful design wins at several major accounts. These products have long customer qualification cycles, booked to nine months, and purchase orders are placed when our customer is ready to install gear in the newly commissioned or refurbished data center. There have been slippages in some of our customers' own deployment schedules, and this has pushed out Lantronix revenue from these accounts into fiscal Q2.

Before I turn the call over to Jim, I will point out that our fiscal 2006 net loss improved to $3 million, compared to $7 million for last year. This is a significant improvement. And most important, the loss for fiscal 2006 of $3 million was in large part due to excess litigation expenses. I'm glad to report that during the latter half of the year, subject to final court approvals, we resolved our litigation issues, including the class action litigation from four years ago, eliminating the related resource drain.

Pending administrative approval, we have also reached agreement with the SEC on matters relating to the restatement of Lantronix financial results in June of 2002. We currently have no open litigation matters, and this next fiscal year we plan to invest a significant portion of our resulting savings in R&D, with some investment in new sales activities.

With that I will turn the call over to Jim who will review our financial results in greater detail.

Jim Kerrigan - Lantronix, Inc. - CFO

Thank you, Marc, and good morning, everyone. First I'll discuss the fiscal fourth quarter for 2006 and then the full-year results.

Net revenues for the fourth quarter increased 12% to 13.7 million compared to 12.2 million for the fiscal fourth quarter of 2005.

Looking at the composition of revenues, device networking revenues totaled $9.5 million for the quarter, up 21% for the fourth quarter of last year. IT management revenues totaled $3 million, flat compared to 3 million for the fiscal fourth quarter of 2005. Total noncore revenues were $1.2 million, a decrease of 16% compared to a year earlier.

In terms of geographic mix, sales in the Americas accounted for 61% of net revenues and international sales were 39%. This compares with 62 and 38%, respectively, for the fourth quarter of fiscal 2005.

Gross margin was 53.9% for the fiscal fourth quarter, compared to 54.5% for the same period a year earlier. This small decrease of 0.6% is due to larger changes in inventory reserves contributing to a -2.6, offset by a decrease in the amortization of purchased intangible assets that became fully amortized that contributed a positive 2.2% for the fourth fiscal quarter.

Fourth-quarter operating expenses totaled $7.4 million, compared with 7.0 million a year ago. The increase was primarily associated with higher share-based compensation and R&D expenses. SG&A expenses totaled $5.9 million, compared with $5.7 million in the year-ago quarter. Fourth-quarter R&D expense was 1.7 million, compared with 1.3 million last year.

Net income was 1.5 million, or $0.02 per basic and diluted share for the fourth fiscal quarter of 2006, compared with a net loss of $549,000, or $0.01 per basic and diluted share for the same period last year.

We recorded positive cash flow of $368,000 for the fiscal fourth quarter of 2006 -- the fifth sequential quarter of increasing cash and cash equivalents balances. Both profitability and favorable cash results for the fourth quarter were in part due to $1.3 million of other income that we recorded in connection with the sale of our 65% Company's interest in Xanboo, Inc.

Turning now to our full fiscal 2006 results, full-year net revenues totaled $51.9 million, an increase of 7% from net revenues of $48.5 million last year. Device networking revenues increased 18%, to $35.4 million from $30.0 million for fiscal 2005. IT management revenues totaled 11.5 million, a decrease of 7.7% from fiscal 2005.

Total core revenues increased 11% over fiscal 2005 and represented 90% of revenues, compared to 87% for fiscal 2005. Noncore revenues decreased 19% compared to fiscal 2005, as we continued to exit legacy non-growth products.

Geographically, our mix for the year was 63% of sales from the Americas and 37% international sales. This compares with 64 and 36%, respectively, for fiscal 2005.

For the year, gross margins increased to 51.3%, compared to 49.8% for fiscal 2005. The largest factor for improvement for the year was a decrease in the amortization of purchased intangible assets as they became fully amortized.

Fiscal 2006 operating expenses totaled $31.2 million, which was flat with $31.2 million for fiscal 2005. SG&A expenses were $24.2 million, down from $24.8 million last year. And R&D expense was $6 million, compared with $6.3 million in fiscal 2005.

Litigation settlement costs totaled $960,000 for fiscal '06. And with all of our outstanding litigation now settled, we will be able to increase our R&D investment substantially in fiscal 2000, while reducing overall operating expenses for the year.

Our fiscal 2006 net loss decreased to $3 million, or $0.05 per basic and diluted share, from $7 million, or $0.12 per basic and diluted share for fiscal 2005.

We maintained a strong balance sheet as of June 30th, 2006, with cash, cash equivalents and marketable securities of $7.8 million at June 30, compared to $6.8 million a year ago.

Our DSOs were 16 days in the final quarter and we reduced our net inventory balances for the year. And other than capital leases recorded on our consolidated balance sheets, we have no debt. Our new $5 million (indiscernible) credit facility is finalized and in place.

As you may know, in August we announced my planned retirement by the end of the year. I can't end my term with Lantronix without some pride and -- some recollection of the changes over the past four-plus fiscal years. When Marc and I came on board in May 2002, the Company consisted of a jumble of products, was having significant integration issues related to recent acquisitions, and reported a $93 million loss for fiscal 2002.

This past year, we just did $52 million and our prospects are absolutely solid. The product portfolio has been turned on its head, and over the past four years the Company discovered and reestablished itself in a whole new industry called M2M. [Cost saving control], cash is carefully managed, and we are nearing steady operating profitability.

It's been a challenge and it's been rewarding. I'd like to express my personal thanks for the support of our Lantronix team from top to bottom. It's fun to come to work every day. I'd like to say thanks to all our shareholders and financial community, who have embraced our story and supported us with the biggest vote of confidence, their investment in Lantronix. Thanks to everyone.

With that I will now turn the call back to Marc.

Marc Nussbaum - Lantronix, Inc. - President and CEO

Thank you, Jim, for your four-plus years of dedication and tireless work in helping us implement this turnaround. This is an appropriate time to mention that our search for a new CFO continues, and that we have been speaking with several strong candidates for the position. Jim will complete the close of fiscal year 2006 this week, and has committed to be available for the Company until a transition can be affected. We expect to complete the search before the end of our December quarter.

Next I will provide an update on our products, followed by a discussion of the changes we are seeing in the market and a review of our fiscal 2007 growth initiatives. I will close my comments this morning with our outlook for fiscal 2007.

Looking back a few years, in the beginning of fiscal 2003 our XPort embedded device enablement line went into full production. This was followed by the launch of our SecureLynx product line for the data center in 2004, and the launch of both our wireless enablement product lines, WiPort and WiBox, in late fiscal 2004 and early fiscal 2005, respectively.

Together, these four product lines contributed revenues of approximately $9 million in fiscal year 2005 and $19 million in 2006 -- an annual growth rate of slightly more than 100%.

Within each of these four product lines, growth was strong across the board. However, the largest absolute dollar growth contribution came from our XPort product line. Throughout the year, we continued to experience high demand for our embedded evaluation kits, with between 300 and 400 kits purchased in each of the last four quarters, with the strongest sales of the year being this past fiscal Q4. We expect continued strong demand for all these products going forward.

Revenues from our wireless products were about 5% of total sales in fiscal year 2006, up from 2% in the prior fiscal year. The integration of wireless products does take longer than wired enablement technologies. However, we have experienced strong design-in activity over the past year and expect our wireless sales to grow 100% or more during the year.

Our engineering and operating team has been busy since the first half of fiscal 2005 and throughout fiscal 2006, designing new products to refresh existing offerings that needed to be converted to RoHS. RoHS stands for Reduction of Hazardous Substances and is an environmental initiative eliminating lead and other pollutants from electronics products.

Most of our products would have been banned from sale in Europe after June 2006 if we had not redesigned for RoHS compliance. Europe contributed 33% of revenues last fiscal year; therefore, it is crucial that we execute these conversions and get our new products requalified by European distributors.

We have elected to not redesign our legacy products in the noncore category for RoHS, and therefore, have built into our fiscal 2007 outlook a steep decline in our noncore product category.

Because the development work to support converting older products for RoHS was in full swing last year, we did not have our usual full level of R&D resources to invest in product line expansion. However, even with our RoHS efforts, we were able to focus resources on several very important new product initiatives. Many of these will be released in the first half fiscal 2007 and the Lantronix team is very excited about the anticipated market reaction to these new products. We'll execute our new product initiatives. We plan to increase our R&D spending from 6 million in fiscal year 2006 by approximately 25%, to 7.5 million this next year.

Reviewing the year, in September of 2005 we announced our new SecureLynx management appliance -- a powerful tool for our enterprise data center customers. This product provides IT administrators secure remote consolidated access to nearly any device within or outside the enterprise. Managers can discover, provision, diagnose and service large numbers of geographically dispersed servers and other data center devices from a single point located virtually anywhere in the world.

Last year we also introduced the latest generation XPort technology platform, the XPort Architect. This product is not a replacement for our original XPort, but it addresses an adjacent incremental market requiring additional features and power.

In April, the XPort Architect, with our new state-of-the-art Evolution network operating system, was recognized with the Innovation of the Year award in the embedded systems category by Electronic Design News. This award was for outstanding engineering in electronic products and technologies, and Lantronix was chosen as the winner among hundreds of potential candidates. This serves to acknowledge the technical leadership and uniqueness of the solutions we bring to the marketplace.

In April, we also introduced the second generation of our WiPort embedded 802.11 wireless module, with support for both type b and g radios. In May we introduced the EDS 4100 Evolution Device Server, a new multiport infrastructure product and the first of our new enterprise-class platforms designed to bridge everyday devices not usually found in the data center.

Lantronix today serves at least 12 distinct vertical industry sectors, with our third-largest sector being industrial automation. We recently began shipping our third-generation industrial strength device server, the XPort DR+. This rugged device is the first in our new series of environmentally hardened, industrial temperature range products, and is specifically aimed at the high adoption rate markets of industrial automation, building automation, and energy.

In addition to XPort AR winning the EDN award, in January the Lantronix SecureBox, our fully encrypted device server for government and other high security applications, was recognized with Control Engineering Magazine's 2004 2005 Editor Choice Award.

In June, Lantronix won an M2M value chain engineering award for work in the healthcare industry on a project for LifeScan, a Johnson & Johnson company. We developed a unique external wireless enablement product with a built-in rechargeable battery for use with LifeScan's one-touch blood glucose monitoring device. The glucose monitor is connected to the hospital's wireless network (indiscernible) control for patients can be more accurately and efficiently implemented for diabetic patients. Technology replaces the manual process of inputting patient data by hand, freeing up medical professionals, eliminating paperwork errors, and improving patient care.

We also won a second M2M value chain award in June for our work in helping the City of Palo Alto and Automated Energy implement remote monitoring and control of electric meters.

Turning now towards the future, Lantronix is at the epicenter of driving fundamental changes in the M2M market, and the management team has established a set of key initiatives for fiscal 2007 designed to increase market adoption, accelerate the Company's growth and further strengthen our long-term position in device networking.

Over the past several years, I would characterize our customers as either adopting device networking on a trial basis or deploying their first round of products using the technology in the mostly upper mid-range to high-end applications. As our customers' own end user demand accelerates, we believe a fundamental shift will occur as device networking becomes a standard product feature in more applications and across many industries.

It is this end user market pull that will drive future growth. Our strategy is to cultivate new demand by introducing device networking to new categories of potential customers and by addressing the barriers to higher-volume adoption within existing accounts.

Over the past several quarters we have seen a change in the market, with a new pattern of adoption beginning to emerge. Some customers are now planning for a second wave of device networking rollout, with the technology designed into an increasingly broader array of their products. Also, manufacturers of lower-cost, higher-volume devices have recently indicated an increased level of interest in device networking. Lantronix is committed to meeting the needs of these new adopters, and we are moving aggressively to create the next wave of adoption.

On the sales front, this past year we added 10 new resellers and specialty distributors to increase coverage in Europe, Asia, Canada and the United States, including several new partners that cover the industrial automation market. As part of our fiscal 2007 initiatives, we are adding additional resources to the sales team and are launching new programs to expand territory coverage and increase our direct selling capacity. In addition, we recently went live with a world-class customer relationship management system to bring better visibility to our sales pipeline and to improve the reach and efficiency of our demand generation campaigns.

During the past four years, Lantronix has been reporting results across three product categories -- device networking, IT management, and noncore. Today we are completely dedicated to the opportunity of building out the world of globally connected devices. Effective Q1 of fiscal 2007, we will begin reporting results under new categories to increase clarity for our investors and to better reflect the new areas we intend to pursue as the M2M market unfolds.

Today we ship enough embedded and external Web servers to network enable a customer's device every 10 seconds of the workday. This, however, is just the tip of the iceberg in a growing market with limitless applications.

However, to build a world of connected machines, our customers require more than just enabling their devices to communicate on the network. They also often require equipment on the infrastructure side to bridge devices onto the public network or main corporate network. And, as device networks grow more complex, our customers and our end users will need tools to conveniently and efficiently monitor and manage thousands of remote devices at one time. With this backdrop, Lantronix will address the M2M industry's total product needs, making it easier for organizations to deploy complete systems and thereby further accelerating market adoption.

Lantronix is in the device networking business. Our mission is to help customers extend their businesses to include control, maintenance and data gathering for remote devices. We address a large spectrum of device types, from small handheld devices to forklift-sized equipment often found in data centers.

To clarify what business we're in, beginning in fiscal Q1, the Company will report under the two umbrellas of device networking and noncore. Under the device networking umbrella, we will report our embedded and external device server products in the newly named device network enablement product category.

Our data center IT management products will fall within a new category called device infrastructure management, which over time will include other product lines.

To clarify how all this works, first imagine how we enable devices to get connected to the network. This is where our XPort, WiPort and other embedded products, and our external device server offerings come into play. These products are miniaturized Web servers, similar to the Web server you talk to when you surf the Web and connect to a Company's Website to check out prices or order a book, say, from Amazon. The difference is that these Web servers are often embedded inside the small electronic device or appliance. Our technology of miniaturized Web servers enables OEMs to add wired Ethernet for wireless connectivity to the devices so they can talk or be managed over a network. This makes our customer's device compatible with virtually every copy of Web browser software on the planet. So, with products in our device enablement category, we're getting devices connected through these mini Web servers. That's one component of device networking.

The other component of device networking is device infrastructure and management. Products in this category serve two primary purposes. One is to provide a bridge between individual devices or equipment and the existing network switches that make up the edge of the Internet or private network. For instance, a wireless access point might act as a bridge between a wirelessly enabled glucose meter in a hospital and the hospital's main network. In the data center, our console server products serve as bridges between the IT equipment, such as Linux servers, and the customer's existing network or the Internet. Many of our current IT management products, such as our console servers, belong in the device infrastructure and management category.

The second function provided by products in the device infrastructure management category is to provide a single point of management for potentially thousands of devices to make automated remote monitoring and control easy and convenient.

So, with products in our device infrastructure and management category, we are converting the format coming from the end device and making it available on the rest of the existing network, and we are providing a convenient place for people to easily talk to and maintain thousands of remote devices.

Products that were in our device networking category simply move over unchanged to our new category of device network enablement. Most of our IT management products will now fall into device infrastructure management, as I mentioned; however, we will reclassify our terminal servers into the non-core category.

This product line was first introduced 16 years ago to help companies connect character-based dump terminals, such as the old VT 100 terminals, to servers. We are no longer investing in this line and are no longer pursuing this market. Terminal servers contributed revenues of approximately 3.8 million in fiscal year 2006, down 10% from 4.3 million in fiscal 2005.

Going forward, we will address all three of the emerging opportunities in device networking. That is enablement, infrastructure and management. This positions Lantronix up the value chain, drives demand for enabled products, further differentiates us from our competition, and expands our total addressable market.

Our outlook for fiscal year 2007 is for the combination of device network enablement and device infrastructure and management to deliver year-over-year growth of approximately 20%, compared to growth of the same product set in fiscal 2006 of 13%. Although this growth rate could end up being higher, our visibility is limited because revenues from our largest customers only contribute a relatively small portion of quarterly revenues.

We expect a decline of about 20% in our non-core business in fiscal 2007, leading to total revenues in the range of 58 to $60 million and a total growth outlook of 12% to 15%, compared to the 7% growth we achieved in 2006. Upside to this revenue outlook could be driven by several factors, including a healthier-than-modeled pickup in device infrastructure and management, particularly in our data center products, or additional device enablement adoption in response to the initiatives I discussed earlier.

In fiscal 2007, our outlook is for gross margins to be comparable to fiscal 2006 levels, and we expect to continue to deliver positive cash balances each quarter and overall profitability for the year. As revenues grow, we plan on increasing our R&D in fiscal 2007 in the range of 25% compared to '06. However, our plan is for slightly lower overall operating expenses as we deploy our resources away from litigation to new product development.

To sum up, Lantronix has strengthened its position in the M2M market this past year and will continue driving acceleration in demand while increasing our footprint within the M2M value chain. We address a $10 billion-plus market that is 96% underserved and characterized by market acceleration and strong upside potential. We believe the market is moving rapidly past the stage of initial learning and will begin a much broader rollout of the technology over the next few years. The world of wireless device networking is just beginning, and we have established a solid industry-leading beachhead on this front, with strong double-digit growth expected this year. We have a clear plan in place to improve execution of the business in fiscal 2007 across sales, marketing and R&D. Our outlook for the year calls for 20% growth in the products that represent 83% of our revenues. We have reported a profit for the past two quarters, we have cleared up past litigation, and we will return to profitability in fiscal year 2007.

Thank you very much for participating in today's call. I will now ask the operator to open the floor for questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Dave Soetebier, JM Dutton.

Dave Soetebier - JM Dutton - Analyst

Good morning, gentlemen, and congratulations. I think this is the first fourth quarter that was above the third quarter sequentially. So -- but on the -- I guess a couple of things here. The SG&A in the fourth quarter was not -- was not down (indiscernible) versus the third quarter, but I think there was lower litigation in there. So, I was wondering when we'll start to see the savings in the SG&A line.

Jim Kerrigan - Lantronix, Inc. - CFO

We should see those immediately in the current quarter. We had a substantial reduction in the amount of legal expenses. We've had a substantial -- we're not down to the operating level we expect to get to, but when we terminated our litigation at the end of fiscal 2006, we really reduced our expense with outside attorneys quite a bit. So we'll realize pretty significant (multiple speakers) pretty immediate results.

Marc Nussbaum - Lantronix, Inc. - President and CEO

I think, Dave, what you can expect is in the first quarter, the current quarter, we'll still have quite a bit of litigation in there, but it will drop down, as Jim mentioned. And in the second fiscal quarter is where we really expect to get back to a more normal level.

Dave Soetebier - JM Dutton - Analyst

Super. Then on the gross margin, the fourth quarter -- 53.9%, I think, you said. Could you give a little more detail on the product mix there, maybe modular versus non-modular, and if that's what -- that's what also contributed to that, and what the outlook might be looking at it from that point?

Marc Nussbaum - Lantronix, Inc. - President and CEO

We don't characterize our gross margin by specific products or groups of products. It's just not the way our chart of accounts is set up. It's more attributable to specific elements of costs, such as increases or decreases in standard costs, increases or decreases in overhead; changes in mix -- I had a bit more detail on that. But we don't do it by product category.

Operator

(OPERATOR INSTRUCTIONS). There are no further questions in queue.

Marc Nussbaum - Lantronix, Inc. - President and CEO

Thank you very much, operator. Thank you, everyone, for participating in this morning's call. Jim and I are here in New York for investor conferences this week and we look forward to seeing some of you at this time. Thank you again for your support and have a great day. Bye bye.

Operator

Thanks for your attendance in this conference. You may now disconnect. Good day.

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